THIS WARRANT AND ANY SHARES OF COMMON STOCK ISSUABLE UPON ITS EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED UNTIL (1) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT") SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO, OR (2) RECEIPT BY THE ISSUER OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT REGISTRATION UNDER THE SECURITIES ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS SUCH TRANSFER IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS.

No. CW 6                                   Warrants to Purchase 43,478 Shares of
                                       Common Stock of InkSure Technologies Inc.

                             VOID AFTER July 5, 2007

                WARRANT CERTIFICATE FOR PURCHASE OF COMMON STOCK

                            INKSURE TECHNOLOGIES INC.

         This certifies that FOR VALUE RECEIVED ComVest Venture Partners LP or registered assigns (the "Registered Holder") is the owner of the number of Warrants ("Warrants") specified above. These Warrants initially entitle the Registered Holder to purchase, subject to the terms and conditions set forth in this Certificate and the Warrant Agreement (as hereinafter defined), an aggregate of Forty Three Thousand Four Hundred Seventy Eight (43,478) fully paid and nonassessable shares of common stock ("Common Stock") of InkSure Technologies Inc., a Delaware corporation (the "Company"), at any time commencing on the Initial Exercise Date (as defined in the Warrant Agreement) and prior to the Expiration Date (as hereinafter defined), upon the presentation and surrender of this Warrant Certificate with the Subscription Form on the reverse hereof duly executed, at the corporate office of the Company, accompanied by payment of an amount equal to $2.17 per share for each Warrant (the "Exercise Price") in lawful money of the United States of America in cash or by official bank or certified check made payable to the Company. The Company may, at its election, reduce the Exercise Price.

         This Warrant Certificate and each Warrant represented hereby are issued pursuant to and are subject in all respects to the terms and conditions set forth in the Warrant Agreement (the "Warrant Agreement"), dated July 5, 2002 by and between the Company and Commonwealth Associates, L.P., as placement agent.

         In the event of certain contingencies provided for in the Warrant Agreement, the Exercise Price or the number of shares of Common Stock subject to purchase upon the exercise of each Warrant represented hereby are subject to modification or adjustment.

         Each Warrant represented hereby is exercisable at the option of the Registered Holder, but no fractional shares of Common Stock will be issued. In the case of the exercise of less than all the Warrants represented hereby, the Company shall cancel this Warrant Certificate upon the surrender hereof and shall execute and deliver a new Warrant Certificate or Warrant Certificates of like tenor for the balance of such Warrants.

         The term "Expiration Date" shall mean 5:00 P.M. (New York time) on July 5, 2007. If such date shall in the State of New York be a holiday or a day on which the banks are authorized to close, then the Expiration Date shall mean 5:00 P.M. (New York time) the next following day which in the State of New York is not a holiday or a day on which banks are authorized to close. The Company may, at its election, extend the Expiration Date.

         This Warrant Certificate is exchangeable, upon the surrender hereof by the Registered Holder at the corporate office of the Company, for a new Warrant Certificate or Warrant Certificates of like tenor representing an equal aggregate number of Warrants, each of such new Warrant Certificates to represent such number of Warrants as shall be designated by such Registered Holder at the time of such surrender. Upon due presentment with any tax or other governmental charge imposed in connection therewith, for registration of transfer of this Warrant Certificate at such office, a new Warrant Certificate or Warrant Certificates representing an equal aggregate number of Warrants will be issued to the transferee in exchange therefor, subject to the limitations provided in the Warrant Agreement.

         Prior to the exercise of any Warrant represented hereby, the Registered Holder shall not be entitled to any of the rights of a stockholder of the Company, including, without limitation, the right to vote or to receive dividends or other distributions, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided in the Warrant Agreement.

         Prior to due presentment for registration of transfer hereof, the Company may deem and treat the Registered Holder as the absolute owner hereof and of each Warrant represented hereby (notwithstanding any notations of ownership or writing hereon made by anyone other than a duly authorized officer of the Company) for all purposes and shall not be affected by any notice to the contrary.

         The Warrants are subject to redemption by the Company under certain circumstances described in the Warrant Agreement.

         This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of New York.


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


         IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed, manually or in facsimile by two of its officers thereunto duly authorized and a facsimile of its corporate seal to be imprinted hereon.

                                     INKSURE TECHNOLOGIES INC.

Dated:

                                     By:
                                        ------------------------------
                                        Name:
                                        Title:

                                     By:
                                        ------------------------------
                                        Name:
                                        Title:


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